EXHIBIT 2.4

Notarial Deed No. W  /2003

Transacted before me, the undersigned German notary

Dr. Gerrit Wenz
with public office in Düsseldorf

In the offices of White & Case, Feddersen, Jägerhofstraße 29, where I went on request of the participants.

This 1st day of November 2003 at 3.30 a.m.

there appeared before me

1. Mr. John Flynn, acting in the name and on behalf of Fairchild Textil GmbH with its business address at Kennedydamm 17, 40476 Düsseldorf, registered in the commercial register of the local court of Düsseldorf under HRB 48584,

2. Dr. Ilmo Pathe, Jägerhofstraße 29, 40479 Düsseldorf, acting under power of attorney in the name and on behalf

a) of Helmet House GmbH with its business address at Reisholzer Werftstraße 19, 40589 Düsseldorf, registered in the commercial register of the local court of Düsseldorf under HRB 25633,

b) of BMJ Motorsport Vertriebsgesellschaft mbH with its business address at Reisholzer Werftstraße 76, 40589 Düsseldorf, registered in the commercial register of the local court of Düsseldorf under HRB 24335,

3. Mr. Florian Gantenberg, Jägerhofstraße 29, 40479 Düsseldorf, acting under power of attorney in the name and on behalf of EUROBIKE Aktiengesellschaft with its registered office at Reisholzer Werftstraße 76, 40589 Düsseldorf, registered in the commercial register of the local court of Düsseldorf under HRB 30767, acting with the agreement of the also appeared

4. Dr. Biner Bähr, Jägerhofstraße 29, 40479 Düsseldorf, in his capacity as interim insolvency administrator over the assets of EUROBIKE Aktiengesellschaft,

The power of attorney for the persons appeared ad 2. and ad 3. is attached to this deed.

The persons appeared identified themselves by passports. The persons appeared asked for a notarisation in the English language for which the persons appeared and the acting notary are sufficiently qualified.

The persons appearing declared:

AMENDMENT TO THE PURCHASE CONTRACT

AMENDMENT, dated as of November 1, 2003 (hereinafter referred to as "Amendment"), to the Purchase Contract dated as of October 11, 2003 (Notarial Deed No. 1428/ 2003 of the notary Dr. Rainer Kluge with public office in Düsseldorf, hereinafter referred to as "Purchase Contract") by and between Fairchild Textil GmbH, a limited liability company organized under the laws of Germany (hereinafter referred to as "Purchaser"), HELMET HOUSE GmbH, a limited liability company organized under the laws of Germany (hereinafter referred to as "Seller") BMJ Motor-Sport-Vertriebsgesellschaft mbH, a limited liability company organized under the laws of Germany and EUROBIKE Aktiengesellschaft, a public limited company organized under the laws of Germany, acting with the necessary consent of Dr. Biner Bähr, attorney-at-law, not acting on his own behalf, but acting exclusively in his capacity as interim insolvency administrator.

WHEREAS, the Purchaser and the Seller, EUROBIKE AG and BMJ Motor-Sport-Vetriebsgesellschaft mbH are parties to the Purchase Contract;

WHEREAS, the Purchaser and the Sellers desire to amend the Purchase Contract, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and for other good and valuable consideration, the receipts and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

§ 1
Defined Terms

Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Purchase Contract.

§ 2
Effective Date

Effective Date mentioned in § 4.1 (a) of the Purchase Contract is September 30/ October 1, 2003.

§ 3
Payment Date/ Interest

3.1 The Seller agrees that the Purchaser will pay the Purchase Price upon financing by third parties which the Purchaser undertakes to use its best efforts to obtain, but in no event later than April 30, 2004, the Payment Date not being affected thereby.

3.2 In § 5.6 of the Purchase Contract the following sentence shall be added:

 The Purchaser shall pay the interest for the period between November 1, 2003 and December 31, 2003 in advance on November 3, 2003 in the amount of EUR 266,666.67 into the account mentioned in § 5.7 of the Purchase Contract. The interest for the remaining months shall be paid at the end of each calendar month into the same amount.

§ 4
Parent Guarantee

At the end of § 5 of the Purchase Contract the following § 5.9 shall be added:

The Purchaser shall procure guarantees by the Fairchild Corporation in order to secure the Purchaser's obligation under the Purchase Contract to be handed over no later than on November 3, 2003 in the form of the draft attached hereto as Annex 5.9.

§ 5
Conditions Precedent

It is herewith confirmed, that the conditions precedent as specified in § 6.1 of the Purchase Contract are fulfilled.

§ 6
Passing of Title

§ 6.2 of the Purchase Contract shall be amended as follows:

Subject to § 4.1 of the Purchase Contract, the transfer contained in §§ 2.1 through 2.6 of the Purchase Contract shall be conditional upon the surrender of the guarantees pursuant to § 5.9 of the Purchase Contract. Existing third party rights remain unaffected.

§ 7
Covenants

7.1 The Purchaser undertakes to inform Dr. Biner Bähr regularly on his efforts and progress in obtaining third party financing as described in § 3 of this Amendment.

7.2 The Purchaser undertakes not to distribute any interim profits and not to accept any withdrawals of expected profits by its shareholder in the course of a financial year (which ends on June 30 of any year) and not to grant any loan to any affiliated entity, with exception for credit relationships within Fairchild Textil GmbH's group of consolidated companies in the scope of ordinary supply and service transactions.

§ 8
Security

The Purchaser has already provided security for the Purchase Price pursuant to § 5 of the Purchase Contract by way of

8.1 Global assignment of receivables; a copy of this assignment agreement is attached as Annex 8.1 for evidence reasons only, without making reference thereto;

8.2 transfer of title for security purposes of new merchandise; a copy of this transfer agreement is attached as Annex 8.2 for evidence reasons only, without making reference thereto;

8.3 pledge of the shares in the Purchaser held by its shareholder; a copy of this share pledge agreement is attached as Annex 8.3 for evidence reasons only, without making reference thereto;

8.4 account pledge agreement; a copy of this account pledge agreement is attached as Annex 8.4 for evidence reasons only, without making reference thereto.

§ 9
Continuing Effect of the Purchase Contract

Except as expressly amended or modified herein, the provisions of the Purchase Contract are and shall remain in full force and effect. For the purpose of the provisions of the Purchase Contract (including, but not limited to any provisions dealing with termination of the Purchase Contract) this Amendment is deemed to be part of the definition of "Purchase Contract".

§ 10
Place of Performance and Jurisdiction/ Governing Law

10.1 Düsseldorf shall be the place of performance and jurisdiction for any obligation or disputes arising under this Amendment.

10.2 This Amendment shall be governed by and construed in accordance with the laws of Germany under exclusion of the United Nations Convention on Contracts for the International Sale of Goods.

This notarial deed was read out aloud in presence of the Notary to the persons appeared. This deed was then confirmed and approved by the persons appeared and signed by the persons appeared and the notary in their own hand as follows: